EXHIBIT 10.26

OVASCIENCE, INC.

Restricted Stock Unit Agreement

Granted under 2012 Stock Incentive Plan

NOTICE OF GRANT

This Restricted Stock Unit Agreement (this “Agreement”) is made as of the Agreement Date between OvaScience, Inc. (the “Company”), a Delaware corporation, and the Participant.

I.	Agreement Date

	Date:	December 5, 2012

II.	Participant Information

	Participant:	Michelle Dipp, M.D., Ph.D.
	Participant Address:	P.O. Box 990865 Boston, MA 02199

III.	Grant Information

	Grant Date:	December 5, 2012
	Restricted Stock Units:	128,205

IV.	Vesting Table

	Vesting Date	RSUs that Vest
	March 31, 2013 (the “First Vesting Date”)	12.5%
	Quarterly on each Three-Month Anniversary of the First Vesting Date until December 31, 2014	12.5%

This Agreement includes this Notice of Grant and the following General Terms and Conditions (attached as Exhibit A), which are expressly incorporated by reference in their entirety herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Agreement Date.

OVASCIENCE, INC.	PARTICIPANT

By:
Name:	Name: Michelle Dipp, M.D., Ph.D.
Title:

Restricted Stock Unit Agreement

EXHIBIT A

GENERAL TERMS AND CONDITIONS

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.                                      Grant of RSUs; Condition of Grant.  In consideration of services rendered to the Company by the Participant, the Company has granted to the Participant, subject to the terms and conditions set forth in this Agreement and in the Company’s 2012 Stock Incentive Plan (the “Plan”), an award of Restricted Stock Units (the “RSUs”), representing an award of the number of RSUs (the “Share Number”) set forth in the Notice of Grant that forms part of this Agreement (the “Notice of Grant”).  The RSUs entitle the Participant to receive, upon and subject to the vesting of the RSUs (as described in Section 2 below), one share of common stock, $0.001 par value per share, of the Company (the “Common Stock”) for each RSU that vests.  The shares of Common Stock that are issuable upon vesting of the RSUs are referred to in this Agreement as the “Shares.”

2.                                      Vesting of the RSUs; Issuance of Shares.

(a)                                 Vesting of the RSUs.  Subject to the other provisions of this Section 2, the RSUs shall vest in accordance with the Vesting Table set forth in the Notice of Grant (the “Vesting Table”).  Any fractional RSU resulting from the application of the percentages in the Vesting Table shall be rounded to the nearest whole number of RSUs.  Within thirty days of each vesting date shown in the Vesting Table (the “Vesting Dates”) or the events described in Section 2(b)(2) below, the Company will issue to the Participant, in certificated or uncertificated form, such number of Shares as is equal to the number of RSUs that vested on such Vesting Date or event, as applicable, and shall deliver such Shares to the Participant, or to the broker designated by the Participant.

(b)                                 Termination and Acceleration.

(1)                                 Termination of the Participant.  Except to the extent specifically otherwise provided herein, in the Plan or in another agreement between the Company and the Participant, upon the termination of the Participant’s employment as the full-time Chief Executive Officer of the Company for any reason or no reason, all RSUs that have not vested pursuant to Section 2(a) shall be automatically forfeited as of such termination.

(2)                                 Accelerated Vesting Upon Certain Terminations of Employment.  Notwithstanding Section 2(b)(1) above, in the event that the Participant’s employment as the full-time Chief Executive Officer of the Company is terminated by the Company without Cause, or the Participant terminates her position as full-time Chief Executive Officer of the Company for Good Reason, then the unvested portion of the RSU that would have otherwise vested during the six (6) month period following termination shall vest as of the date of termination.  “Cause” and “Good Reason” are each defined in Annex 1 attached hereto.

(3)                                 Accelerated Vesting Upon Change of Control.  Notwithstanding Section 2(b)(1) above, upon a Change of Control the RSUs shall vest in full as of the date of such Change of Control and the Shares underlying the RSUs shall be delivered to the Participant on such date.  “Change of Control” is defined in Annex 1 attached hereto.

(4)                                 Release of Claims.  Notwithstanding the foregoing, the provisions of Section 2(b)(1) and Section 2(b)(2) above shall be conditioned upon the Participant’s execution and non-revocation of a reasonable release of claims (said release not to include new or other contractual obligations of any kind and not to extinguish any rights to indemnification or insurance coverage the Participant might possess) following the date of termination or resignation which provides for a release of any and all claims that Participant has or might have against the Company.

3.                                      Dividends.  The RSUs shall have no rights with respect to dividends declared by the Company with respect to its capital stock, provided that the foregoing shall not prohibit or otherwise limit the adjustment of the terms of this Agreement in accordance with Section 9 of the Plan.

4.                                      Taxes.

(a)                                 Acknowledgments;  No Section 83(b) Election.  The Participant acknowledges that she is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the grant of the RSUs and the Shares upon vesting thereof and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the RSUs or Shares.  The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the RSUs and the Shares underlying the RSUs.  The Participant acknowledges that no election under Section 83(b) of the Internal Revenue Code, as amended, is available with respect to the issuance of the RSUs and the Shares underlying the RSUs.

(b)                                 Withholding.  As a condition to the granting of the RSUs and the vesting thereof, the Participant acknowledges and agrees that she is responsible for the payment of income and employee-side employment taxes (and any other taxes required to be withheld) payable in connection with the grant or vesting of, or otherwise in connection with, the RSUs.  Accordingly, the Participant agrees to remit to the Company or any applicable subsidiary an amount sufficient to pay such taxes.  Such payment shall be made to the Company or the applicable subsidiary of the Company in a form that is reasonably acceptable to the Company, as the Company may determine in its discretion.  The Company (i) shall, prior to the date the Common Stock commences trading on a national securities exchange (the “Trading Date”) and during any period in which the Participant is prohibited from selling Common Stock pursuant to a lockup agreement with the Company (and the Company has not consented to such sale) or with underwriters in connection with an offering (such lockup periods, the “Lockup Periods”), at the election of the Participant, and (ii) may, following the Trading Date and outside of any Lockup Period, in its discretion, retain and withhold from delivery at the time of vesting that number of shares of Common Stock having a fair market value equal to the statutory minimum withholding taxes owed by the Participant, which retained shares shall fund the payment of such taxes by the Company on behalf of the Participant.  Alternatively, the Company may require the Participant to provide a designated broker with irrevocable instructions directing the designated broker to, on the date of the designated broker’s receipt of any shares of Common Stock in accordance with Section 2, sell in accordance with ordinary principles of best execution that number of such shares of Common Stock as is necessary to yield net proceeds to the Participant equal to the amount of withholding taxes with respect to the income recognized by the Participant as a result of the vesting of the RSUs (based on the minimum statutory withholding rates for all tax purposes, including payroll and social taxes, that are applicable to such income) and remit such proceeds to the Company in satisfaction of such tax withholding obligations of the Company.

5.                                      Transferability.

(a)                                 Restrictions on Transfer. The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise encumber, by operation of law or otherwise, any RSUs, or any interest therein, until such RSUs have vested and the Shares underlying the RSUs have been issued.

(b)                                 Agreement in Connection with Initial Public Offering.  The Participant agrees, in connection with the initial underwritten public offering of the Common Stock pursuant to a registration statement under the Securities Act, (i) not to (a) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any other securities of the Company or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of Common Stock or other securities of the Company, whether any transaction described in clause (a) or (b) is to be settled by delivery of securities, in cash or otherwise, during the period beginning on the date of the filing of such registration statement with the Securities and Exchange Commission and ending 180 days after the date of the final prospectus relating to the offering (plus up to an additional 34 days to the extent requested by the managing underwriters for such offering in order to address FINRA Rule 2711(f)(4) or any similar successor provision), except to the extent required to satisfy the tax withholding obligations set forth in Section 4(b) of this Agreement, and (ii) to execute any agreement reflecting clause (i) above as may be requested by the Company or the managing underwriters at the time of such offering.  The Company may impose stop-transfer instructions with respect to the shares of Common Stock or other securities subject to the foregoing restriction until the end of the “lock-up” period.

(c)                                  Agreement in Connection with Registration of Securities on Form 10.

(1)                                 The Participant agrees, in connection with the filing of a registration statement on Form 10 (the “Form 10”) relating to the registration pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, of the Common Stock, (i) not to, without the consent of the Company, (a) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any other securities of the Company or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of Common Stock or other securities of the Company, whether any transaction described in clause (a) or (b) is to be settled by delivery of securities, in cash or otherwise, during the period beginning on the date on which the Securities and Exchange Commission informs the Company that it has completed its review of the Form 10 and ending on the earlier of (x) 270 days following the date on which the Company’s Common Stock commences trading on a national securities exchange (the “Trading Date”), except to the extent required to satisfy the tax withholding obligations set forth in Section 4(b) of this Agreement, and (y) March 29, 2015, and (ii) to execute any agreement reflecting clause (i) above as may be requested by the Company.  The Company may impose stop-transfer instructions with respect to the shares of Common Stock or other securities subject to the foregoing restriction until the end of the “lock-up” period.

(2)                                 The foregoing provisions of Section 5(c)(1) shall not apply to (i) shares of Common Stock acquired in open market transactions after the Trading Date; (ii) transactions relating to shares of Common Stock purchased in accordance with clause (i) of this Section 5(c)(2); (iii) a repurchase of Common Stock by the Company at a price no greater than that originally paid by the Participant for such Common Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board of Directors; (iv) a transfer of securities made for bona fide estate planning purposes, either during the Participant’s lifetime or on death by will or intestacy to her family members or any other person approved by the Board of Directors, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, the Participant or any such family members, provided in all cases referred to in this clause (iv) that no consideration is actually paid for such transfer and (v) the receipt of a stock option, shares of restricted Common Stock or other awards, or the exercise of a stock option, granted under the Plan or another stock option plan approved by a majority of the Board of Directors.

6.                                      Reorganization Event.  In the event of a Reorganization Event, with respect to any outstanding and unvested RSUs (after taking into account any vesting in connection with such Reorganization Event), the Board shall use its best efforts to provide for the assumption or continuation of such unvested RSUs in accordance with Section 9(b)(2)(A)(i) of the Plan.

7.                                      Miscellaneous.

(a)                                 No Rights to Employment.  The Participant acknowledges and agrees that the grant of the RSUs and their vesting pursuant to Section 2 do not constitute an express or implied promise of continued employment for the vesting period of the RSUs, or for any period.

(b)                                 Section 409A.  This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Code and shall be construed consistently therewith.  In any event, the Company makes no representations or warranties and will have no liability to the Participant or to any other person, if any of the provisions of or payments under this Agreement are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but that do not satisfy the requirements of that Section.

(c)                                  Entire Agreement.  This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement; provided that any separate employment or severance agreement between the Company and the Participant that includes terms relating to the acceleration of vesting of equity awards shall not be superseded by this Agreement.  In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, the Plan terms and provisions shall prevail.

(d)                                 Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware, without regard to any applicable conflict of law principles.

(e)                                  Authority of Compensation Committee.  In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Compensation Committee shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan.  All decisions and actions by the Compensation Committee with respect to this Agreement shall be made in the Compensation Committee’s discretion and shall be final and binding on the Participant.

Annex 1

Definitions

1.                                      For purposes of this Agreement, “Affiliates” shall mean all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

2.                                      For purposes of this Agreement, the following shall constitute “Cause” for termination of employment:  (i) the Participant’s willful failure to perform, or gross negligence in the performance of, the Participant’s material duties and responsibilities to the Company and its Affiliates, which failure or negligence is not remedied within thirty (30) days of written notice thereof; (ii)                the Participant’s material breach of any material provision of this Agreement or any other agreement with the Company or any of its Affiliates, which breach is not remedied within thirty (30) days of written notice thereof; (iii)       fraud, embezzlement or other dishonesty with respect to the Company or any of its Affiliates, taken as a whole, which, in the case of such other dishonesty, causes or could reasonably be expected to cause material harm to the Company or any of its Affiliates, taken as a whole; or (iv) the Participant’s conviction of a felony.

3.                                      For purposes of this Agreement, “Change of Control” shall mean (i) the acquisition of beneficial ownership (as defined in Rule 13-3 under the Exchange Act) directly or indirectly by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), of securities of the Company representing a majority or more of the combined voting power of the Company’s then outstanding securities, other than in an acquisition of securities for investment purposes pursuant to a bona fide financing of the Company; (ii) a merger or consolidation of the Company with any other corporation in which the holders of the voting securities of the Company prior to the merger or consolidation do not own more than 50% of the total voting securities of the surviving corporation; or (iii) the sale or disposition by the Company of all or substantially all of the Company’s assets other than a sale or disposition of assets to an Affiliate of the Company or a holder of securities of the Company; notwithstanding the foregoing, no transaction or series of transactions shall constitute a Change of Control unless such transaction or series of transactions constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

4.                                      For purposes of this Agreement, “Good Reason” shall mean without the Participant’s consent, the occurrence of any one or more of the following events, provided (x) the Participant has furnished written notice to the Company of the condition giving rise to the claimed Good Reason no later than thirty (30) days following the occurrence of such condition, (y) the Company has failed to remedy the condition within thirty (30) days thereafter and (z) the Participant’s employment with the Company terminates within six months following the delivery of such notice:  (i)  a material diminution in the nature or scope of the Participant’s responsibilities, duties or authority, provided that in the absence of a Change of Control neither (x) the Company’s failure to continue the Participant’s appointment or election as a director or officer of any of its Affiliates, nor (y) any diminution in the nature or scope of the Participant’s responsibilities, duties or authority that is reasonably related to a diminution of the business of the Company or any of its Affiliates shall constitute “Good Reason”; (ii) a failure of the Company to provide the Participant the equity awards required to be granted in accordance with Section 3 of the letter agreement dated December 5, 2012 between the Company and the Participant after thirty (30) days’ notice during which the Company does not cure such failure; or

(iii) relocation of the Participant’s office more than fifty (50) miles from the location of the Company’s principal offices as of the Grant Date.

5.                                      For purposes of this Agreement, “Person” shall mean an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.